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                                                                   EXHIBIT 5
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                                               January 17, 1995


Securities and Exchange Commission
450 Fifth Street, Judiciary Plaza
Washington, D.C.   20549

Re:   Parker Drilling Company Registration Statement on Form S-8

Ladies & Gentlemen:

I am counsel to Parker Drilling Company, a Delaware corporation (the "Company"), and as such have participated in the registration of 2,620,000 shares of the Company's Common Stock, $.16 2/3 par value per share (the "Shares"), by the Company on a Registration Statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement"). The Shares are issuable in connection with the Parker Drilling Company 1994 Executive Stock Option Plan, the Parker Drilling Company 1994 Non-Employee Director Stock Option Plan, and the Parker Drilling Company Limited Deferred Compensation Plan for Non-Resident Aliens (the "Plans"). I have examined the Articles of Incorporation of the Company in the form incorporated by reference as Exhibit 4.7 to the Registration Statement, and such other records and documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                               Very truly yours,



                                               /s/ William W. Pritchard

                                               William W. Pritchard


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